UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2014

ALPHALA CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-187669	68-0682594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

203 - 29 Gervais Drive

Toronto, Ontario, Canada M3C 1Y9

(Address of principal executive offices)

(416) 444-4427
(Registrant’s telephone number, including area code)

Darzinu 22 linija, 10 Majas

Riga, Latvia LV-1063
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01  Changes in Control of Registrant

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2014, Shaikh M. Shami acquired 6,000,000 shares, or approximately 71.77% of the issued and outstanding common stock (the “Shares”) of Alphala Corp. (the “Corporation”), from Irina Petrzhikovskaya, the Corporation’s former sole officer and director, for the purchase price of $120,000. The acquisition was governed by the terms of a stock purchase agreement between Mr. Shami and Ms. Petrzhikovskaya dated January 22, 2014 (the “Stock Purchase Agreement”). Mr. Shami paid the purchase price for the Shares in cash from his personal funds.

There are no arrangements known to the Corporation the operation of which may, at a subsequent date, result in a change in control.

There are no arrangements or understandings among Mr. Shami and Ms. Petrzhikovskaya, or their respective associates, with respect to the election of directors of the Corporation or other matters, except that at the closing of the Stock Purchase Agreement the Corporation increased the number of directors on its Board of Directors to two and appointed Mr. Shami to fill the resulting vacancy until his successor is duly elected and qualified. Promptly thereafter, Ms. Petrzhikovskaya resigned as a director of the Corporation and, as a result, Mr. Shami is currently its sole director.

Also at the closing of the Stock Purchase Agreement, Ms. Petrzhikovskaya resigned from all of her officer positions and the Corporation appointed Mr. Shami as its President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer, to serve as such until his successors are duly elected and qualified.

Mr. Shami, age 45, has occupied senior executive roles in a number of different telecommunications companies over the past dozen years. He has served as the President, Chief Executive Officer and a director of Kimcot Inc., a Toronto, Ontario-based firm since 2001, and has also acted as the same capacities for 3MW Ltd. and Travellers Emergency Hotline (TEH) since 2011 and 2012, respectively. Both Kimcot and 3MW operate multiple retail units on behalf of large, national telecommuncations carriers in Canada, while TEH is an around-the-clock emergency travel services provider catering primarily to business clients that handles calls for the eastern Canadian division of Uniglobe Travel, among other organizations.

Mr. Shami holds MCSE (Microsoft Certified Systems Engineer) and MCP (Microsoft Certified Professional) designations, and is also a Cisco Certified Network Associate (CCNA). He received a Bachelor of Arts from Punjab University in Lahore, Pakistan.

Mr. Shami has experience with several start-up enterprises in the operational management, strategic planning, customer service and business development fields, and his multiple-industry background as well as his telecommunications-specific qualifications and skills and the led to the conclusion that he should serve as a director of the Corporation.

There are no family relationships between Mr. Shami and Ms. Petrzhikovskaya, the former sole officer and director of the Corporation. The Corporation has not entered into any material plan, contract or arrangement with Mr. Shami relating to his services as an officer or director.

Other than as disclosed above, during the past five years none of the officers or directors of the Corporation has been a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There have been no other transactions since the beginning of the Corporation’s last fiscal year or any currently proposed transactions in which the Corporation is, or plans to be, a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of its total assets for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2014	Alphala Corp.

	By:	/s/ Shaikh M. Shami
Shaikh M. Shami
President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer, Director